Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

ROOMLINX, INC., AS AMENDED

FIRST: The name of the corporation is ROOMLINX, INC. (the “Corporation”).

SECOND: The Corporation’s registered agent shall be National Registered Agents, Inc. of NV at 1000 East William Street, Suite 204, Carson City, Nevada 89701.

THIRD:  The aggregate number of shares which the Corporation shall have authority to issue is 205,000,000 shares. These shares are divided into 200,000,000 shares of Common Stock with $.001 par value and 5,000,000 shares of Preferred Stock with $.20 par value.  Each of the Corporation’s outstanding shares of Common Stock outstanding as of the close of business on July 27, 2010 is hereby subdivided and converted into 0.01 shares of Common Stock (the “Reverse Split”).  No fractional shares shall be issued in the Reverse Split; instead any fractional share will be rounded up to the next whole share.

PART I. CLASS A PREFERRED STOCK TERMS

Section 1. Designation and Amount. A class of 720,000 shares of Preferred Stock is designated as “Class A Preferred Stock.”

Section 2. Dividends. When and as declared by the Corporation’s Board of Directors and to the extent permitted under Chapter 78 of the Nevada Revised Statutes (“NRS”), the holders of the Class A Preferred Stock shall be entitled to receive, and the Corporation shall pay on those shares, fixed cumulative dividends at an annual rate of nine (9%) percent in arrears for each share and no more, payable in cash or Class A Preferred Stock at the option of the Board of Directors. Class A Preferred Stock Dividends, when and if declared, shall be paid at the rate of one (1) share of Class A Preferred Stock for each twenty (.$20) cents of dividend declared. This right to receive and obligation to pay shall arise as, if, and when declared by the Board of Directors from the funds of the Corporation properly available for the payment of dividends in any fiscal year. Dividends in arrears as of June 30, 2004 were $75,000. Commencing on July 1, 2004, these dividends shall continue to accrue annually in arrears. Dividends on the Class A Preferred Stock shall be cumulative from the original issue of each share of the Class A Preferred Stock to the extent not paid, whether earned or not earned. No dividends or other distributions in any fiscal year shall be declared or paid on, nor shall there be a redemption of, the common shares of the Corporation or any shares of the Corporation that rank lower in priority to the Class A Preferred Stock with respect to payment of dividends unless and until all accrued and unpaid dividends provided for in this Section 2 have been paid, or have been declared and funds set aside for the payment thereof.

Section 3. Participation in Assets on Dissolution.  In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Class A Preferred Stock shall be entitled to be paid the amount of twenty ($.20) cents for each share, together with all accrued and unpaid dividends on the shares, and no more, before any distribution to the holders of common shares or any other shares of the Corporation ranking lower in priority to the Class A Preferred Stock with respect to distribution on liquidation.

Section 4. Redemption at Corporation’s Option. The Corporation shall have the right, at its option, and on notice as provided for in this Section 4, to redeem at any time all or any portion of the Class A Preferred Stock at a price of twenty ($.20) cents for each share, together with all accrued and unpaid dividends on those shares. In all cases of redemption of the Class A Preferred Stock, thirty (30) days advance written notice of the redemption shall be given by the Corporation through registered mail addressed to the shareholders whose shares are to be redeemed at their respective addresses appearing in the books of the Corporation. If notice is given and if on or before the date set for redemption the

Corporation shall have set aside all funds necessary for the redemption, then on and after the date set for redemption all of these shares shall no longer be outstanding, all dividends on these shares shall cease to accrue, and all rights of the holders of these shares shall terminate, except for the right to receive the amount payable on redemption of the shares, without interest, on the surrender of the certificate representing the shares. Funds necessary for redemption shall be considered to be set aside only if they are held separate and apart from other corporate funds in trust for the benefit of the holders of the shares with respect to which the notice of redemption is given. If only a portion of the Class A Preferred Stock is redeemed, the shares to be redeemed shall be selected by lot.

Section 5: Voting Rights. The holders of shares of the Class A Preferred Stock shall not be entitled to vote at, or receive notices of, any meeting of the shareholders of the Corporation, except as required under the Nevada Revised Statutes, Title 7, Chapter 78.

PART II. POWER OF BOARD OF DIRECTORS TO AMEND CERTIFICATE OF INCORPORATION

The Board of Directors may, at any time or from time to time, (a) divide any or all of the preferred shares into classes or series; (b) determine for any class or series established by the Board, its designation, number of shares, and relative rights, preferences, and limitations; (c) change the designation, number of shares, relative rights, preferences or limitations of the shares of any class or series established by the Board, no shares of which have been issued; and (d) cause to be executed and filed without further approval of the shareholders of this Corporation, any amendment or amendments to this Articles of Incorporation as may be required to accomplish any of these amendments. In particular, but without limiting the generality of the above authority, the Board shall have authority to determine the following concerning preferred stock established by the Board:

(1) A distinctive designation for each class or series and the number of shares which shall constitute each class or series;

(2) The dividend rate or rates on shares of the series, any restrictions, limitations, or conditions on the payment of the dividends, whether dividends shall be cumulative and, if so, the date or dates from which dividends shall cumulate, and the date or dates on which dividends, if declared, shall become payable.

(3) Whether the shares of the series shall be redeemable and, if so, the time or times, the price or prices, the required notice or notices, and the other terms and conditions on which the shares may be redeemed;

(4) Whether the shares of the class or series are entitled to retirement or sinking fund for the purchase or redemption of such shares, and the amount and terms of such fund;

(5) The rights of the holders of shares of the series in the event of a liquidation, dissolution, or the winding up of the Corporation;

(6) Whether the shares of the series shall be convertible into shares of any class, classes, or series, and if convertible, the price, prices, rate, or rates of conversion, any method of adjusting these prices or rates, and any other terms and conditions on which the shares shall be convertible;

(7) The extent of any voting powers of the shares of the series;

(8) Whether the shares of the class or series are to be prior, equal or junior, to the shares of any other class or series in any respect;

(9) Any other preferences, qualifications, privileges, options, and other related or special rights and limitations of the class or series.

FOURTH: The number of directors constituting the Board of Directors shall consist of not less than three (3) nor more than nine (9) directors. At any time during the year, at the discretion of the Board of Directors, the Board of Directors shall have the authority to increase the total number of Directors within the above range by special meeting of the Board of Directors.

FIFTH: No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. The Corporation shall have the authority to indemnify any Corporate Agent against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement, incurred in connection with any pending or threatened action, suit, or proceeding, with respect to which the Corporate Agent is a party, or is threatened to be made a party, to the fullest extent permitted by the Nevada General Corporations Law. The indemnification provided in this subparagraph shall not be deemed exclusive of any other right, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the Corporation, to which a Corporate Agent may be entitled under any by-law, agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in that Corporate Agent’s official capacity and as to action in another capacity. However, no indemnification shall be made to any Corporate Agent if a judgment or other final adjudication establishes that the Corporate Agent engaged in conduct that (1) breached a duty of loyalty to the Corporation or its shareholders, (2) was not undertaken in good faith, (3) involved a knowing violation of the law, or (4) resulted in the receipt by the Agent of an improper personal benefit. Conduct breaching the duty of loyalty is conduct that a person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he or she has a material conflict of interest. These indemnification rights shall inure to the benefit of the heirs, executors, and administrators of the Corporate Agent. The Corporation shall have the power to purchase and maintain insurance on behalf of any Corporate Agent against any liability asserted against the Corporate Agent, whether or not the Corporation would have the power to indemnify the Corporate Agent against the liability under the foregoing provisions. A “Corporate Agent” of the Corporation shall be any person who is or was a director, officer, employee or agent of this Corporation or of any constituent Corporation absorbed by this Corporation in a consolidation or merger, and other persons serving at the request of the Corporation as a director, officer, trustee, employee, or agent of another corporation, association, partnership, joint venture, trust, or other enterprise.